Exhibit 2.(i)

                          ASSET PURCHASE AGREEMENT

                     WORLD WIRELESS COMMUNICATIONS, INC.

                                ASYST, INC.

                          TRANSACTION DOCUMENTS



                        Snow, Christensen & Martineau
                      10 Exchange Place, Eleventh Floor
                         Salt Lake City, Utah 84111
                           Telephone (801)521-9000

                              David W. Slaughter

 April 28, 1997

 William E. Chipman, Sr.
 VP Mergers & Acquisitions
 World Wireless Communications, Inc.,

         Re:     Letter of Intent for the acquisition of Asyst Corporation


Dear Bill:

We are in receipt of your proposed Letter of Intent dated April 15, 1997, have reviewed the same, and provide you with this alternate letter of intent which shall serve as our counterproposal relative to the terms and conditions of World Wireless Communications, Inc.'s (WWC) acquisition of Asyst Corporation (Asyst). The acquisition of Asyst by WWC would be in the form of a tax-free merger, the final form of which has not been established as of this date. It will be accomplished so as to maximize the return to the Asyst shareholders and also to meet the requirements of WWC and Asyst for their SEC and tax requirements. The following, terms and conditions will make up the major points of a formal agreement to be written by WWC's attorney within 10 days of the acceptance of this letter of intent.

Terms and Conditions

1 .      In a tax-free exchange, WWC will exchange 30,000 shares of its common stock for all of the common stock of Asyst, provided, however, that WWC will Guarantee that at the time of closing, the 30,000 shares of its common stock will have a fair market value (calculated by multiplying the number of shares (30,000) BV the average of the ask and bid over-the-counter price per share as of the date this agreement is signed and Asyst's major shareholders provide to WWC their irrevocable proxies in favor of the transaction as set forth in paragraph 5 below) equal to at least $300,000, such that if the fair market value thereof is less (calculated as set forth above), WWC will add shares as necessary to bring the fair market value of the WWC shares offered to $300,000. In addition, the final form of the merger and overall acquisition transaction shall incorporate such other provisions as may be necessary to ensure that the interests of the Asyst shareholders are adequately protected.

        2. Bob Hall and Gerald Van Mondfrans will enter into consulting agreements with WWC for which Bob Hall will be paid compensation in the form of 2,500 shares of WWC stock and Gerald Van Mondfrans will be paid compensation in the form of 300 shares of WWC stock. In addition, WWC will deliver another 2,200 shares of WWC stock to Gerald Van Mondfrans in payment of Asyst's outstanding rental obligation to him. These agreements will be formalized in writing), with such additional terms as are mutually agreeable to the parties before the transaction can be completed.

         3. WWC agrees to pay to Asyst's officers at closing, the sum of $35,000 in cash, to retire Asyst's salary and compensation obligations owed to Asyst's officers in the approximate total amount of $110,000. To the extent that the WWC/Asyst merger is consummated on a tax-free basis as contemplated, Asyst shall procure a release and waiver from its officers for any amounts owed in excess of the $45,000 (the difference between $45,000 and $55,000 will be paid to the Asyst officers out of Asyst cash on hand).

          4. Asyst will permit WWC to market its products during, the time needed for the transaction to be completed. If any sales are Generated and the transaction is not completed, Asyst will have to WWC an exclusive sales contract to market it's products for which Asyst will be paid a reasonable royalty. WWC will agree to pay a reasonable sales commission to Asyst.

         5. Asyst will cause its major shareholders (Bob Hall and Gerald Van Mondfrans) to deliver to WWC within 5 days of the parties' execution of this agreement, an irrevocable proxy in a form agreeable to the parties and their legal counsel, wherein such major shareholders irrevocably appoint WWC their proxy for voting their interests in any Asyst shareholder meeting called to consider the transaction and matters related thereto.

          6. Failure by WWC to perform within the time periods set forth herein shall terminate this agreement and excuse any further performance on Asyst's part.

          7. All of the above is subject to the satisfactory due diligence of both parties and the approval of their respective boards of directors and shareholders.

          8. The closing of the tax-free merger will take place as soon as possible and in all events, within 60 days of the signing of this agreement. Although the above terms and conditions are not all inclusive they are enough to to establish a base to which a formal contract can be written. If the above is accordance with our mutual understanding, Asyst would appreciate an acceptance below by April 21, 1997.



                                           Very truly yours,


                                           ASYST, CORPORATION

                                           /s/Bob Hall
                                           Bob Hall
                                           President

     ACCEPTED AND AGREED TO this 28th day of April, 1997.

                                   WORLD WIRELESS
                                   COMMUNICATIONS, INC.


                                   /s/ William E. Chipman, Sr.
                                   William E. Chipman, Sr.
                                   VP Mergers & Acquisitions

                       ASSET PURCHASE AGREEMENT

     This AGREEMENT is made and entered into as of May 15, 1998, ("Effective Date") between World Wireless Communications, Inc., ("WWC" or "Buyer"), a Nevada corporation with its principal place of business at 150 Wright Brothers Drive, Suite 570, Salt Lake City, Utah 84116, and Asyst, Inc., ("Asyst" or "Seller"), a Utah corporation with its principal place of business at 6170 South 380 West, Murray, Utah, 84107

Recitals:

     A. Asyst holds certain proprietary and intellectual property rights in and to certain spread spectrum radio technology which is currently licensed exclusively to WWC, and which it is willing to sell and convey to WWC. Together with certain ownership interest in Asyst, in exchange for certain restricted common stock; in WWC.

     B. WWC desires to acquire ownership of the Asyst spread spectrum radio technology, together with all rights, title and interest in and to all related intellectual property rights, and, subject to the terms and conditions herein, is further willing to advance to Asyst certain funds necessary to permit Asyst to retire certain business debt and to satisfy certain operating expenses, in consideration of certain stock in Asyst.

     NOW, THEREFORE, in consideration of the promises and of the respective representations, warranties, covenants, agreements and conditions contained herein, Seller and Buyer hereby agree as follows:

1.     Defined Terms

     Capitalized terms in this Agreement have the meaning stated below or defined elsewhere in this Agreement. A reference to a particular Exhibit is to an Exhibit to this Agreement, and each Exhibit is incorporated into and made a part of this Agreement by that reference.

     1.1     Build Environment shall mean any and all devices, codes
(source and binary), Documentation, media or development tools (including compilers, workbenches, tools, and higher-level or proprietary languages) that have been used in, or are useful for, the development, maintenance or implementation of the Products and Related Technology acquired by WWC hereunder

     1.2 Closing and Closing Date shall mean the event and date upon which this Agreement is executed by the parties, following any and all necessary stockholder approval, and the date upon which or, if specifically stated, after which all documents and payments identified herein shall be delivered and exchanged between the parties set forth below.

     1.3 Documentation shall mean all engineering notebooks, schematics, diagrams, software, user manuals and other written materials or machine-readable text and/or graphics that relate to the Products conveyed hereby and are either owned currently by Seller, and all marketing collateral relating, in any fashion to the Products, including, to the extent they may exist, (i) all sales and sales promotional data, (ii) advertising materials,
(iii) all customer lists, registration databases, technical support databases and other related files and databases pertaining to said Products.
Unless otherwise agreed between the parties, database lists shall be furnished in a delimited ASCII format.

     1.4 Intellectual Property shall mean all marks, copyrights and trade secrets, proprietary information, processes and formulae and all other intellectual property rights of any kind or nature in the Products, including, all Documentation and all Related Technology.

     1.5 Products shall mean all tangible and intangible product, including all components, hardware and programming software, comprising that certain spread spectrum radio commonly referred to by the Company as the SRL-100 Spread Spectrum Transceiver." Product Code shall mean the computer programming code (binary and source) for the Products or any circuit or programmable processor included or incorporated into the Products.

     1.6 Purchased Assets shall mean Products, all inventory of completed Products and components, the Build Environment, Related Technology, Documentation, and Intellectual Property, all as defined in this section 1, together with all additional assets and tangible property identified as Exhibit "A".

1.7 Related Technologv shall mean, to the extent owned by Seller or comprised of Third-Party Materials licensed to Seller as of the Closing, all existing technology authored, discovered, developed, made perfected, improved, designed, engineered, devised, acquired, produced, conceived or first reduced to practice by Seller, or any of its employees or contractors in the scope of their employment or in association with them for the development of the Products, that is necessary to the performance by the Products of their intended functions or purposes, whether tangible or intangible, in any stage of development. Related Technology shall include, without limiting or expanding the foregoing, (a) any existing enhancements, designs, technology, improvements, inventions, works of authorship, trade secrets, formulas, processes, routines, subroutines, techniques, concepts, methods, ideas, algorithms, source code, object code, flow charts, diagrams, circuit drawings and annotations, programmers' notes, work papers, and work product; (b) any existing documentation, development tools and associated documentation; and
(c) all rights of any kind in or to any of the foregoing, including, without limitation, all proprietary rights and trade secrets and copyrights (whether pending, applied for or issued) for the Products, regardless of whether any or all of the foregoing constitutes copyrightable subject matter.

     1.8 Statements or representations made "to the best knowledge and belief' of 'a party, or terms of similar effect, shall mean to state that the relevant party shall have conducted, or caused is officers, employees or agents to conduct, an investigation within its own company as may be reasonable and prudent under the circumstances and that, after such investigation, no facts have come to the attention of the relevant party that would cause the relevant party to reasonably conclude that the facts as to which such best knowledge and belief are asserted contain any material misstatement or omission. The obligation to investigate shall not require the relevant party to inquire beyond its own current employees or its existing company files and records.

2. Sale of Assets and Stock

     2.1 Assets To Be Transferred. Effective upon the Closing Date, Seller shall sell, assign and transfer to Buyer, and Buyer shall purchase from Seller all of Seller's right, title and interest in and to all Purchased Assets as defined above.

     2.2 Instruments of Conveyance. In order to effectuate the sale, assignment, transfer and conveyance contemplated by this Section 2, Sellers will execute and deliver at the Closing, and thereafter as may be reasonably required, dated as of the Closing Date' as defined in section 5 below, (1) a Bill of Sale and assignment in form attached at Exhibit "B" and
(2)all other documents reasonably necessary to vest in or confirm to WWC good and marketable title to the Purchased Assets and to transfer to Buyer possession and use of the Purchased Assets.

3. Consideration for Purchase

     3.1 Purchase Price. In consideration for and as the "Purchase Price" of Seller's transfer and sale to Buyer of the Purchased Assets WWC shall and does hereby transfer and convey to Asyst shares of restricted common stock of WWC to be held or distributed as Asyst's directors may determine to be appropriate.

     3.1.1 It is acknowledged by both parties that THE SHARES OF WORLD WIRELESS STOCK CONVEYED IN CONNECTION HEREWITH WILL NOT HAVE NOT
BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AND NO SALE OR DISPOSITION THEREOF MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT
RELATED
THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO
WORLD
WIRELESS COMMUNICATIONS, INC., THAT SUCH REGISTRATION IS NOT REQUIRED
UNDER
THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND
EXCHANGE
COMMISSION.

     3.2 Additional Agreement to Loan Funds. In addition to the foregoing, WWC has agreed to loan to Asyst up to 563,000 to retire certain business debt and to satisfy certain operating expenses, as the parties may agree. Asyst shall execute an unsecured promissory note, in form attached at Exhibit "E" under which it shall agree to repay said loan on WWC's demand, which demand shall be withheld until the earlier of (1) registration of the restricted shares of WWC stock transferred to Asyst hereunder in consideration for the Purchased Assets or (2) expiration of one year from the date of WWC's transfer of said stock to
Asyst. Interest on funds actually advanced shall accrue at the annual rate of 10% from the date(s) of advance to the date of repayment, with no prepayment penalty. In exchange for and in consideration of said loan, and in lieu of a cash loan origination fee, Asyst shall cause to be transferred to WWC 20,000 shares of new common stock of Asyst, restructured after a capital Reorganization and reverse stock split authorized by Asyst shareholders at a special shareholders meeting held on May 7, 1998. Although there is neither an agreement nor a current plan by Asyst to distribute to Asyst shareholders any portion of the WWC stock to be conveyed to Asyst as provided in paragraph 3.1 above, in the event that the Asyst Board, in its absolute discretion, determines at some time to distribute said stock; or proceeds thereof among shareholders existing at that time, WWC hereby agrees to waive rights to participate in an) such distribution. The Asyst stock transferred to WWC shall be restricted stock issued pursuant to SEC Rule 144 and subject to the limitations and restrictions on resale under that Rule. However, WWC shall have "piggyback" rights to register said stock; upon registration of any other Asyst common stock.

4.     Limited Assumption of Obligations

     4.1 Product-Related Liabilities. Buyer hereby assumes all liabilities and obligations relating to the Purchased Assets arising from and after the Closing Date. As to liabilities and obligations arising, prior to the Closing Date, Buyer assumes only such liabilities of Seller as relate specifically to the Purchased Assets and related technology and component inventory, and only to the extent and upon the express precondition that such liabilities are disclosed and identified at Exhibit "C" hereto and not otherwise acknowledged on Exhibit ' C" as satisfied at closing. Obligations listed on said Exhibit "C" as owing to Bob Hall and Gerald Van Mondfrans will be satisfied at closing by cash payment of 517,500 to each, from funds loaned to Asyst by WWC pursuant to paragraph 3.3 above, and by the transfer of 7,900 shares of restricted WWC common stock; to Gerald Van Mondfrans. Any obligation or liability not specifically thus disclosed or satisfied at closing shall remain the sole liability and responsibility of Seller.

     4.2 Liabilities Not Assumed. Except for liabilities and obligations specifically acknowledged and described in paragraph 4.1 above, Buyer does not assume and shall not be deemed to assume or in any way to be liable for any liabilities of any sort existing or otherwise incurred by Seller up to the Closing Date, including specifically but not limited to tax liabilities, liability for violations of law, employee liabilities, claims or liabilities relative to damage or injuries beyond the warranties granted to customers by Seller' any litigation pending or threatened against Seller, and any improperly recorded liabilities under generally accepted accounting principles. All liabilities not expressly assumed by Buyer shall be paid by the individual or entity responsible therefor, w which individual or entity further hereby agrees to indemnify and hold Buyer harmless against all such liabilities, including any liability not expressly assumed which may be imposed as a matter of law.

5.     Closing Date and Delivery

     5.1 Closing Date. The closing of this Agreement shall be held at Buyer's of offices at 1 00 PM. on May 8, 1995, or at such other time and place upon which the parties hereto shall agree.

     5.2 Delivery of Instruments and Pavement. The following are to be satisfied at the Closing:

     (a) Seller shall execute and deliver to Buyer (i) original and fully-executed bills of sale, together with all other documents reasonably required to vest in WWC as of the Closing Date all of Seller's rights, title and interest in and to the Purchased Assets and as may be required to transfer possession and use of the Purchased Assets; (ii) a true, correct and complete copy of all software included in the Purchased Assets;
(iii) the originals and all copies of all Documentation; (iv)the originals and all copies of all documentation, including specifically but not limited to all engineering notes, notebooks, drawings and computer databases; (v) a true and correct copy of or list describing the complete Build Environment for the Products; and (vi) true and correct copies of all other documents specified and required to be delivered by Seller at Closing. If, after the Closing Date, Seller discovers any of the foregoing items, Seller shall promptly deliver the same to WWC without risking default under this Agreement.

     (b) Buyer shall execute or cause to be executed by all necessary officers and shall deliver to Seller an original stock certificate representing the shares of WWC restricted common stock which are part of the Purchase

Price hereunder, and shall further issue to Seller a receipt acknowledging satisfaction and payment in full of all monetary debts and obligations for advances to Seller of monies and professional services prior to the Closing Date, in accordance with Section 3.1 hereof.

     5.3 Necessary Action After Closing: The parties shall deliver or cause to be delivered to one another such other instruments and documents as may be necessary or appropriate to evidence the proper execution, delivery and performance of this Agreement. If, at any time after the Closing
Date, any further action is necessary or appropriate to carry out the purposes of this Agreement, the panics shall take all such lawful action. All revenue received by Seller or otherwise generated in connection with the manufacture or sale of the Products or Related Technology, including all license fees or royalties, from whatever source, shall, from and after the Closing Date, belong to Buyer, whether or not formal assignments of contracts under or in connection with which such revenues arise shall have been effected as of the date of any such revenue receipt. Any and all payments directed to or otherwise received by Seller for sales, fees or other business arising from and after the
Date of Closing shall thus be promptly transferred and accounted to Buyer.

6.     Indemnification.

     6.1 Indemnification by Asyst. Asyst and Bob Hall and Gerald Van Mondfrans, as current of occurs and principal shareholders, shall indemnify, defend and hold harmless WWC, its successors and assigns, together with the officers, directors, agents and employees of each, at and any time after the Closing, from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties asserted against, resulting to, imposed upon, or incurred by WWC and the other persons and entities so indemnified, directly or indirectly, by reason of, resulting from or arising in connection with any of the following: (a) any breach by Seller of any representation, warranty or agreement of Seller contained in or made pursuant to this Agreement or any other agreements or instruments to be executed and delivered in connection with the transactions contemplated hereby; or (b) any Seller liability not expressly assumed by WWC under section 4 above; (c) any failure by the Company to obtain required government, shareholder and contract consents, any failure to comply with "bulk sales" or similar laws relating to notices to creditors except for claims associated with those liabilities expressly assumed by WWC.

     6.2 Indemnification by WWC. WWC shall indemnify, defend and hold harmless Asyst, its successors and assigns, together with the officers, directors, agents and employees of each, at and any time after the Closing, from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties asserted against, resulting to, imposed upon, or incurred by WWC and the other persons and entities so indemnified, directly or indirectly, by reason of, resulting from or arising in connection with any of the following:
(a) any breach of any representation, warranty or agreement of Buyer contained in or made pursuant to this Agreement or any other agreements or instruments to be executed and delivered in connection with the transactions contemplated hereby; or (b) any of the liabilities or obligations assumed under section 4 above.

     6.3 Notice of Claim. The party entitled to indemnification under this Section 5 (the Claimant") shall promptly deliver to the party liable for such indemnification (the "Obligor") notice in writing of any claim for recovery hereunder, specifying in reasonable detail the nature of the threatened loss or exposure and, if known, the amount or an estimate of the amount of the liability arising therefrom. The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation reasonably requested by the Obligor to support and verify the claim asserted, provided that, in so doing, it may restrict or condition and disclosure in the interest of preserving privileges of importance in any foreseeable litigation. There is no contractual limitation on the period within which the Company may notify WWC of any claim for indemnification. Any notice by WWC seeking indemnification from the Company or its individual indemnitors must be made before the end of two years after the Closing Date, provided that there is no limitation on the time during which indemnification may be sought or obtained by WWC for (1) losses based on excluded liabilities, (2) any breach of any covenant or agreement of future performance of the Company or major shareholders other than those relative to representations and warranties of the parties, and (3) any instance of fraud or any willful breach by the Company of any provision of the Purchase Agreement. Furthermore, WWC may seek indemnification for up to five years from the Closing Date relative to the Company's representations and warranties relative to the obtaining of shareholder approval of the Purchase Agreement, the Company's marketable title to the technology and other assets being sold to WWC, the Company's title to its intellectual property, and matters relative thereto, the existence or absence of third-party components in the Company's spread-spectrum digital radio technology, the existence of third-party interests or marketing rights in systems, any litigation, claim, action, suit, and the like pending or threatened against the Company, environmental compliance issues as to the Company, taxes, or brokers or finders fees.

     6.4 Defense. If Obligor assumes the defense or the prosecution of any Claim, including the employment of counsel, consultants or accountants, Obligor shall do so at its own cost and expense. The Claimant shall have the right to employ counsel separate from counsel employed by the Obligor in any such action and to participate therein, but Claimant alone shall be responsible for the fees and expenses of such separate counsel. The Claimant shall have the right to determine and adopt (or, in the case of a proposal by the Obligor to approve) a settlement of such matter in its reasonable discretion, except that Claimant need not consent to any settlement that (a) imposes any nonmonetary obligation or (b) Obligor agrees to pay in full. Obligor shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld. Whether or not the Obligor elects to defend or prosecute such claims, all parties hereto shall cooperate in the defense thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith.

7. Covenant and Obligation Not to Compete. As part of the inducement to WWC to enter into this Agreement, and in separate consideration for the Purchase Price paid or to be paid for the Purchased Assets, Seller and Bob Hall and Gerald Van Mondfrans, as officers and principal shareholders of Seller ("Principals"), hereby agree as follows:

     7.1 Seller and Principals shall not compete with WWC by engaging in any line of business that involves the manufacture, sale, distribution or marketing of spread-spectrum radios or related technology or of any product that is also manufactured, sold, distributed or marketed by WWC, nor shall Seller and Principals provide services, whether as of officers, directors, employees or consultants, paid or unpaid, for or with any company or enterprise which competes with WWC in the manufacture, sale, distribution or marketing products.

     7.2 This obligation not to compete shall have effect in all geographical regions, states, countries and territories throughout the world from or into which WWC manufactures, sells, distributes or markets its products, and remain, in effect for a period of five (5) years from the Closing Date.

     7.3 The parties agree that damages resulting from any violation of this covenant not to compete are difficult to quantify and are thus subject to agreement of liquidated damages. Thus, in case of a violation of the above obligation not to compete, any one of Seller or Principals as shall be in violation hereof shall pay to WWC liquidated damages of $10,000.00. Should such person, despite receipt of a further written warning letter from WWC, continue such violation, said person shall pay an additional $95,000 per month during each month that such violation continues. These rights and obligations are not exclusive and shall not preempt any additional claims or rights available to WWC, including rights to pursue additional damages and to seer; court orders requiring discontinuance of the prohibited conduct, all of which rights are expressly reserved.

8     Representations anti Warranties of Seller Subject only to such exceptions as may be described in any attached Schedule of Exceptions at Exhibit "D" and which both refer specifically to the representations and warranties of this Agreement and which further reasonably identified the basis for an exception thereto, Seller and Principals, jointly and severally, make the following representations and warranties to WWC, as of the Closing Date:

     8.l     Organization and Standing. Asyst is a corporation duly organized and existing under the laws of the State of Utah, will be in good standing under such laws, and has the corporate power and lawful authority to own its assets and properties and to carry on its business as now conducted

     8.2 Corporate Power and Authority. Asyst has all requisite corporate power to execute and deliver this Agreement and all related agreements, assignments and related documents. All action on the part of Asyst, its officers, directors and stockholders, has been taken, to the extent necessary for the authorization, execution, delivery and performance of this Agreement and all related agreements and assignments. When executed and delivered by Asyst, this Agreement and all related agreements and assignments will constitute valid and binding obligations of Seller and will be enforceable in accordance with their respective teens. Neither the execution of this Agreement and any related agreements and assignments, nor the consummation of the transactions contemplated hereby, will violate or conflict with any applicable law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment or decree applicable to the Seller or the Purchased Assets, or any other contract or agreement to which the Seller is a party.

     8.3 Title to Tangible Property. WWC shall obtain good and marketable title to all of the tangible property included in the Purchased Assets, including all Documentation and related business records of Asyst, free and clear of all title defects, liens, restrictions, claims, charges, security interests or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral security arrangements or other title or interest retention arrangements.

     8.4     Title to Intellectual Property. Buyer shall own all
Intellectual Property included in or relating to the Purchased Assets, including any copyrights, patents, trademarks (registered or existing at common law) and all trade names associated with the Purchased Assets. The Documentation is sufficient to identify and support rights to said Intellectual Property.

     8.5 Trade Secret Protection Preserved. To the best of Sellers' collective knowledge and belief, and except only for valid licenses of the same to other parties fully disclosed to WWC, the Build Environment and all trade secrets to the Products and Related Technology have at all times been maintained in confidence and have been disclosed by Seller only to employees and consultants having a "need to know" the contents thereof in connection with the performance of their duties to Seller.

     8.6 Personnel Agreements. To the best of Seller's knowledge and belief, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Products and Related Technology or Intellectual Property on behalf of Seller either have been party to a "work-for-hire" arrangement or agreement with Seller that has afforded Seller full, effective and original ownership of all tangible and intangible property thereby arising, or have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective and exclusive ownership of all tangible and nontangible property thereby arising.

     8.7 No Claims. To the best of Seller's knowledge and belief, no claims are currently being asserted by any person or entity to the use of the Intellectual Property, and Seller does not know of any valid basis for any such claim. Setter's use of the Intellectual Property (including any patents and trademarks) does not, to Seller's best knowledge and belief, infringe on the rights of any other person. Seller has not granted, transferred or assigned any right or interest in the Products, the Documentation, the Build Environment or the Intellectual Property to any person or entity, except as such has been expressly disclosed to Buyer in any Schedule of Exceptions hereto.

     8.8 Disclosure. No representation, warranty or statement made by Setter in this Agreement or in any document or certificate furnished or to be furnished to Buyer pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading. Seller has disclosed to Buyer all requested facts, records, documents and financial statements known or reasonably available to Seller that are material to the transaction contemplated by this Agreement. Seller is aware of no claims or threatened claims or lawsuits against it by any person or entity. Furthermore, Seller has fully disclosed to Buyer and has furnished copies of all known policies of insurance owned by the Company.

     8.9 Tax Matters. Seller has (i) made and shall continue to make current and timely payment of all applicable taxes required of Seller on or in connection with any of the Purchased Assets or to Seller's employees.

Furthermore, Seller is not involved in any dispute with any tax authority nor has Seller received any notice of any deficiency, audit or other indication of deficiency from any tax authority.

9. Representations anti Warranties of WWC. WWC represents and warrants to Sellers as follows.

     9.1 Organization and Standing. WWC is a corporation duly organized and existing under the laws of the State of Nevada and will be in good standing under such laws; it has the corporate power and lawful authority to own its assets and properties and to carry on its business as now conducted.

     9.2 Corporate Power and Authority. WWC has all requisite corporate power to execute and deliver this Agreement and all related agreements, assignments and related documents. All action on the part of WWC, its officers, directors and stockholders has been taken to the extent necessary for the authorization, execution, delivery and performance of this Agreement and all related agreements and assignments. When executed and delivered by WWC, this Agreement shall be a valid and binding obligation of WWC and will be enforceable in accordance with its terms.

     9.3 Disclosure. No representation, warranty or statement made by WWC in this Agreement or in any document or certificate furnished or to be furnished to Seller pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein, or therein not misleading. WWC has disclosed to Seller all facts known or reasonably available to WWC that are material to the transaction contemplated by this Agreement.

     9.4 Truth at Closing. All of the representations, warranties and agreements of Buyer contained in this section 9 shall be true and correct and in full force and effect on and as of the Closing Date.

10. Conditions to Closing

     10.1 Conditions to Seller's Obligations. Seller's obligation to enter into the transactions contemplated hereby at the Closing is subject to the fulfillment as of the Closing Date of the following conditions, any or all of which may be waived by Seller:

     10.l.1      All other agreements and documents contemplated by this
Agreement shall have been executed.

     10.1.2 All covenants, agreements and conditions contained in this Agreement to be performed by, Buyer on or before the Closing Date shall have been performed or complied with in all respects

     10.1.3 Buyer shall have delivered to Sellers a certificate, dated on the Closing Date and signed by Buyer, stating that all representations and warranties made by Buyer in this Agreement are true and complete in all material respects and that there has been no material change in Buyer's business or financial condition or in Buyer's ability to perform its obligations under this Agreement, between the date of this Agreement and the Closing Date.

     10.2 Conditions to Buyer's Obligations. The obligation of WWC to enter into and complete the Closing, is subject, at its option, to the fulfillment on or prior to the Closing Date of the following conditions, any or all of which may be waived by Buyer:

     10.2.1 All other agreements, assignments and documents contemplated by this Agreement shall have been executed.

     10.2.2 All covenants, agreements and conditions contained in this Agreement to be performed by Seller on or before the Closing Date shall have been performed or complied with in all respects.

     10.2.3 Seller shall have delivered to Buyer a certificate, dated on the Closing Date and signed by Seller, stating that all representations and warranties made by Seller in this Agreement are true and complete all material respects and that there has been no material change in Seller's business or financial condition or in its ability to perform its obligations under this Agreement, between the date of this Agreement and the Closing Date.

     10.2.4 Any and all permits and approvals from any governmental or regulatory body required for the consummation of the Closing shall have been obtained, or the waiting period therefor shall have expired, or the right of the governmental or regulatory body to object to the Closing shall have been waived in writing.

     10.3 Termination Prior to Closing. This Agreement may be terminated at any time prior to Closing by mutual consent by the parties, by either party if the Closing has not occurred on or before June 15, 1998, or by either party if the other party shall fail to perform in any material respect its agreements contained herein or materially breached any representation, warranty, agreement or covenant that is not cured with in 10 days after the party has been notified of the breach.

11. Miscellaneous Covenants and Agreements.

     11.1 Expenses of Sale. The parties agree that each of them shall bear its own direct and indirect expenses incurred in connection with the negotiations and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby. All transfer, documentary, gross receipts, use taxes and similar liabilities, if any, resulting from the sale, assignment, transfer and delivery hereunder of the Purchased Assets, and to the extent said liability arises under the laws of the State of Utah shall be paid by WWC.

     11.2 Consulting Services. Bob Hall and Gerald Van Mondfrans have agreed to provide consulting services to WWC for a period of not to exceed six months for purposes of transitioning manufacturing and marketing efforts directed to the Purchased Technology. In consideration for said services, WWC will convey to Bob Hall 3,300 restricted shares of WWC common stock; and to Gerald Van Mondfrans 300 restricted shares of WWC common stock. Such conveyance shall be made at closing.

     11.3 Bulk Sales Law. The parties acknowledge that they knowingly are not complying with any bulk sales laws or similar laws relating to notices to creditors, which generally has the effect of holding WWC responsible to such creditors for the liabilities of the Company predating the Closing Date. However, no bull; sales statutes shall be construed to alter or expand the parties obligations under this Agreement, between and among themselves, including specifically limitations on liabilities assumed and agreement and duty to indemnify against losses and liabilities not expressly assumed.

     11.4 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Utah. Any action or proceeding;, brought be any party against another arising out of or related to this Agreement shall be brought in a state or federal court of competent subject matter jurisdiction located within Salt Lake County, Utah, and each of the parties to this Agreement consents to the personal jurisdiction of those courts.

     11.5 Survival of Representations. Warranties and Covenants. Unless otherwise specifically indicated, all representations, warranties and covenants contained herein or made pursuant to this Agreement shall survive the Closing and shall continue in full force and effect to the extent necessary to effectuate the purposes of this Agreement.

     11.6 Binding Effect. Except as specifically otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

     11.7 Entire Agreement. This Agreement and any ancillary agreements or other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representation, warranties or covenants except as specifically set forth herein. Except as expressly provided herein, neither this Agreement nor any item hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     11.8 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally or mailed by first class mail, postage prepaid addressed as follows:

If to WWC:
          World Wireless Communications, Inc.
          Attn: David L. Singer, President
          150 Wright Brothers Drive, Suite 570
          Salt Lake City, Utah 84116

    With a copy to:
          David W. Slaughter, Esq.
          Snow, Christensen & Martineau
          10 Exchange Place, 11th Floor
          Post Office Box 45000
          Salt Lake City, Utah 84145-5000

If to Asyst:
          Asyst Corp.
          Attn: Bob Hall, President
          6170 South 180 East
          Murray, Utah 84107

    With a copy to:
          David W. Steffensen, Esq.
          2159 South 700 East, Suite 100
          Salt Lake City. Utah 84106

     11.8 Publicity. No press or publicity releases or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance approval of the form and substance thereof by Seller and Buyer

     11.9 Confidentiality. The parties shall honor all confidentiality agreements currently in place between or among them, which agreements survive any termination of this Agreement.

     11.10 Attorney's Fees. In the event of a default, the defaulting party shall pay all costs and attorney's fees that the non-defaulting party establishes were reasonably incurred by the non-defaulting party in enforcing its rights under the terms of this Agreement, regardless of whether or not suit is filed. Notwithstanding the foregoing, each party shall first give thirty (30) days notice of any claimed default, specifying the default, and no such costs and attorney's fees may be charged if the default is cured or corrected within such thirty (30) day period.

     11.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument
     11.12 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     11.13 Injunctive and Equitable Relief. Parties recognize that in the event of a breach of the terms of this Agreement that damages may not always be an adequate remedy, and therefore stipulate that injunctive or other equitable relief shall be available to the non-breaching party.

     IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

     Seller:                              Buyer:
     Asyst, Inc.                         World Wireless
                                         Communications, Inc.


     By:/s/ Bob Hall                     By:/s/ David Singer
     Name: Bob Hall                      Name: David Singer
     Title:President                     Title: President & CEO

     For purposes of individual undertakings under Sections 7 and 8:

/s/ Bob Hall
/s/ Gerald Van Mondfrans


Asset Purchase and Stock Exchange Agreement

Exhibit A

Asset List

Asyst's "SRL-100 Spread Spectrum Transceiver," and all related technology, including all Product Code, all inventory of completed Products and components, the Build Environment, Related Technology, Documentation, and Intellectual property, all as defined in Section I of the Asset Purchase Agreement, together with all additional assets and tangible property identified in the lists and schedules attached hereto.

Asset Purchase and Stock Exchange Agreement

Exhibit B

BILL OF SALE

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Asyst, Inc. ("Asyst") hereby sells, grants, transfers, conveys, assigns and delivers unto World Wireless Communications, Inc., a Nevada corporation ("WWC"), all of Seller's rights, title and interest in and to the "Purchased Assets," as such term is defined in the Asset
Purchase Agreement between Asyst and WWC, dated as of May 15, 1998, ("Agreement"), which assets include all Products, the Build Environment, Related
Technology, Documentation, and Intellectual Property, all as defined in section
I of the Agreement. together with all additional assets and tangible property identified at Exhibit 'A," without reservation.

TO HAVE AND TO HOLD all of the properties, assets and rights granted and transferred hereby, with the appurtenances thereof, unto WWC, its successors and assigns forever, to and for their own use and benefit.

     For the consideration aforesaid, and to the extent that the same maybe required to effect the purpose of this Bill of Sale and of the Agreement, Seller hereby constitutes and appoints WWC, its successors and assigns, the true and lawful attorney or attorneys of Seller, with full power of substitution, for Seller and, subject to Seller's prior written consent, in Seller's name and stead, or otherwise, but on behalf of and for the sole benefit of WWC, its successors and assigns, to demand and receive from time to time any and all properties hereby given, granted, bargained, sold, assigned, transferred, conveyed, set over, confirmed and delivered and give receipts and releases for and in respect to the same and any part thereof; and further to enforce said property rights by lawsuit or other legal action if deemed by WWC to be appropriate.

     Seller further covenants that Seller' its successors and assigns, shall execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered to WWC all such further deeds, bills of sale, transfers, assignments, conveyances, powers of attorney, or other documents necessary to convey and confirm unto WWC, its successors and assigns, the properties hereby granted, sold, assigned, transferred, conveyed and delivered as WWC, its successors and assigns, shall reasonably require.
     All terms not otherwise defined herein shall have the meanings defined in the Asset Purchase Agreement above referenced and entered into between WWC and
Asyst.

     IN WITNESS WHEREOF, Asyst has caused this instrument to be executed as of May 15, 1998.


Asyst, Inc.

By /s/ Bob Hall
Name: Bob Hall
Title:Pres

Asset Purchase and Stock; Exchange Agreement

Exhibit C

Asyst Liabilities Assumed by WWC
or Satisfied at Closing

The following Asyst Liabilities will be assumed at closing:

     1.     Stock Transfer Agent costs and fees                Unknown

The following Asyst Liabilities assumed by WWC will be paid at closing:

     1. Bob Hall - Compensation                              $17,500.00
     2. Gerald Van Mondfrans - Rent                          $39,500.00
     3. Mantyla McRenolds-Audit Expenses/Accounting Services $ 3,167.00
     4. David W. Steffensen, P.C. - Attorney                 $ 3,262.50

Asset Purchase and Stock Exchange Agreement
Exhibit D

Schedule of Exceptions
The following are specifically excepted from representations and warranties contained in the Asset Purchase and Stock; Exchange Agreement:

1. As to Section 8.6 entitled "Personnel Agreements," Asyst has not obtained written "work-for-hire" agreements from Chester Ferry or Jeffery Anderson, the two persons who were instrumental in developing the Products, Related Technology and Intellectual Property. However, Asyst has obtained and has delivered to World Wireless copies of assignments from Mr. Ferry and Mr. Anderson conveying to Asyst their respective rights in and to the intellectual property in projects on which they worked for Asyst.

Asset Purchase and Stock Exchange Agreement

Exhibit E

PROMISSORY NOTE

(Unsecured)

Date: May 8, 1998

     FOR VALUE RECEIVED, the undersigned, ASYST, INC., ("Maker") hereby promises to pay to the order of WORLD WIRELESS COMMUNICATIONS, INC. ("Payee"), at 150 Wright Brothers Drive, Suite 570, Salt Lake City, Utah 84116,or at such other place as the Payee may designate in writing, the principal sum of SIXTY-FIVE THOUSAND AND NO/100 DOLLARS ($65,000.00), in lawful money of the United States of America, with interest thereon at the rate of Ten Percent (10.0%) per annum, calculated from the date hereof until paid. Said principal and all accrued interest hereunder shall be due and payable at Payee's above-referenced address or at such other place as Payee may designate in writing, upon demand, which demand shall be withheld for a period of one year from the date hereof. Interest and principal are payable only to the holder of this Note.

     The principal amount of this Promissory Note, with interest accrued to date of payment, may be prepaid in whole or in part at any time without penalty. Any prepayment will be applied first to the payment of accrued and unpaid interest, with any balance to be applied to reduce the principal. The original note shall be surrendered upon receipt of full and final payment hereunder.

     In connection herewith, the undersigned has further transferred or caused to be transferred and conveyed to Payee Twenty Thousand (90,000) shares of restricted and newly-authorized common stock of Asyst, Inc., and all rights, title and interest therein,, which Payee has accepted in lieu of origination fees for the funds advanced.

THE SHARES OF STOCK THUS TENDERED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND NO SALE OR DISPOSITION THEREOF MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF
COUNSEL FOR THE HOLDER, SATISFACTORY TO WORLD WIRELESS
COMMUNICATIONS, INC.,
THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A
NO-ACTION
LE11ER FROM THE SECURITIES AND EXCHANGE COMMISSION.

     This Promissory Note shall be governed by and construed according to Utah law. None of the teens or provisions may be waived, altered, modified or amended except as Payee, as Holder, may consent in a writing duly signed by Holder or his authorized agent. The covenants, terms and conditions contained herein apply and bind the heirs, successors, executors, administrators and assigns of the parties. If any provision or any word, term, clause or other part of any provision of this Promissory Note shall be invalid for any reason, the same shall be ineffective but the remainder of this Promissory Note shall not be affected and shall remain in full force and effect

     The undersigned agree(s) to pay reasonable attorneys' fees, court costs and all other costs of collection if this Note is placed in the hands of an attorney for collection, after demand, and hereby waive diligence, presentment, notice of nonpayment, protest and notice of protest, and agree that the holder may extend the time for payment and/or take additional security without releasing anyone liable hereon or without releasing any security provided herewith.


ASYST. INC.
By /s/ Bob Hall